Q1 2022
Shareholder
Letter

Letter to Shareholders: Q1 2022
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Key quarterly metrics:
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Letter to Shareholders: Q1 2022
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Dear Shareholders:
We took aggressive actions in the first quarter of 2022 to reposition and restructure the company so we can continue to weather one of the most difficult times we’ve seen as a young company and in the personal auto industry. Through the worst inflation in 40 years and a war in Europe that further threatened the supply chain, we pressed forward to preserve our capital through all means necessary. This included dramatically reducing fixed expenses, adjusting prices more rapidly than we’ve ever done in the company’s history, tamping down growth and marketing spend, and further tightening underwriting on the least profitable segments of our business.

Nevertheless, we drove progress on what makes us special — our ability to build world class products through the very best technology. At the heart of this is our technology moat. In Q1, we made substantial progress on our pricing tooling, with over 85% of our pricing workflows automated. This allows our actuaries to change prices with very little engineering support and move faster than our competitors. In addition, we began researching our UBI 5.0 score, which is showing early stages of significant segmentation improvements.

We shipped further improvements to our Carvana flow, driving our attach rates up while laying the foundation for a highly defensible growth channel. We see this as just the beginning of a growing trend to transform the insurance purchasing experience to moments that work better for customers — meeting them in their time of need with a seamless, frictionless, simple experience. Equally important is the developer experience we are creating. We have a clear vision and path forward to make our embedded offering something that any developer can implement in less than an hour with zero friction integrations. This strengthens our technology differentiation as we invest in our systems to empower flexible, partner agnostic integrations with one click purchases.

We believe that as we continue to push through this historic period, we will emerge stronger and more focused. This transformation will no doubt take hard work and tenacity, but we have every conviction that through our relentless focus on building industry-leading customer products through better technology, we will move faster than our competitors and win in the long run.

Our strategic priorities have resulted in further improvement in our results:
•Delivered on 13% of Root’s new premium volume from Carvana partnership; expectation for V2 of our fully embedded product to roll out in the second quarter
•Leveraged technology capabilities to respond to inflationary trends and implement 19 points of rate year-to-date in addition to the 14 points cumulatively since the beginning of 2021 discussed with Q4’21
•Reduced accident period loss ratio 12 points sequentially through a combination of rate increases earning in, underwriting actions, tenure mix, and favorable seasonality trends
•Operational changes have resulted in a 23% sequential reduction in non-loss and LAE expenses, or 42% compared with Q1’21
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Letter to Shareholders: Q1 2022
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•Improved operating loss 25% and adjusted EBITDA 43% when compared with Q1’21
As we continue to focus on our financial discipline, we are pleased to announce that Rob Bateman has joined our executive team as Chief Financial Officer. His significant experience building and leading teams across the insurance industry and deep financial expertise will be pivotal in driving our company’s success while building a solid financial foundation.

Q1 2022 highlights:
All figures are compared to Q1 2021 unless otherwise stated.

•Gross written premium decreased 8% to $187 million
•Gross earned premium increased 9% to $175 million; Gross earned premium from seasoned states increased to 80%

Gross earned premium by seasoned versus unseasoned
100%
80%
60%
40%
20%
—%
27%
73%
23%
77%
21%
79%
21%
79%
20%
80%
1Q 2021
2Q 2021
3Q 2021
4Q 2021
1Q 2022
Seasoned
Unseasoned

•Renewal premium % of gross earned premiums increased significantly over Q4 2021 to 71%.
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Letter to Shareholders: Q1 2022
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•Gross profit decreased by $19 million to $(12) million as our results remain pressured by the current loss cost environment

Below, we’ll provide performance highlights for each of our key business drivers: Carvana, distribution/expansion, underwriting, and path to profit.

Leading Insurance Product & Technology
Our operating performance in Q1 demonstrated Root’s ability to leverage our technology and respond quickly to macroeconomic market conditions. As we drive pricing adequacy through our rate changes, we intend to grow our premium levels through our direct marketing strategy and the development of our embedded insurance product. Root’s embedded insurance product is building a competitive advantage in distribution and growth. This is a relatively new market in personal auto insurance, but one that is expected to experience significant growth to a roughly $20 billion market by 2026. That does not include adjacent market opportunities. Our embedded insurance product brings us closer to our customers, meeting them at a relevant point in time with an offering that is simply presented and provides an industry leading quote-to-bind experience. We offer a fully embedded product built on our experience as a carrier, which drives better customer segmentation and improved unit economics.

Our exclusive embedded partnership with Carvana, the fastest-growing auto retailer in the United States, continues to progress rapidly. Through open collaboration and a mutual desire to build the very best technology, we are jointly developing the first truly embedded auto insurance offering. At the end of the first quarter, less than six months after announcing our exclusive partnership, V1 of the embedded product was available to roughly 65% of Carvana retail sales nationally.

We continue to iterate on the product and customer experience. In combination with increased share of traffic early in the first quarter, roughly 13% of Root’s new premium volume this quarter came from our partnership with Carvana. We expect the attach rate to increase in the second half of the year as V2 of our Carvana product is launched, which is expected in Q2’22. V2 will allow customers to quote and bind Carvana Insurance Built with Root without leaving Carvana’s platform, creating a fully embedded auto insurance product offered at the exact time the need arises. Other V2 improvements include streamlining the bind process by requiring less information from customers, decreasing the number of screens before checkout from the initial 24 down to six, and now to three with this version, delivering a more integrated and elevated customer experience overall. Looking ahead, we continue to explore the integration of telematics information to create the best technology driven embedded offering in the market.

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Letter to Shareholders: Q1 2022
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We invite you to click the link below to experience V2 capabilities and ease of use through a demonstration of the product. View demo at ir.joinroot.com.

We have learned more about the Carvana customer in the months since our open collaboration began. While still early, we are getting more data that demonstrates attractive loss ratio and retention metrics. The customer profile not only has characteristics of those that tend to be higher retaining, we have seen confirmation of that in our retention numbers to-date. The early cohorts are retaining double digits better than Root direct business 60 days after policy bind. We’re also seeing favorable claims data, which is not a surprise given we know more about the customer and the condition of the car at the time of policy purchase than any comparable offering.

Distribution / Expansion
Our product drives faster and more tailored pricing and underwriting decisions, leveraging a wealth of data. Importantly, we believe that much of the our product will be transferable to other insurance partners. We are building a complementary brokerage platform and are in discussions with multiple third-party carriers to participate.

As we drive towards profitability, we see the vast opportunity our differentiated products and technology can bring to the market, and are thoughtful in the approach we are taking. While we continue to entertain interest from a diverse set of prospective partners who are interested in the capabilities of our technology, we remain focused on fully executing against the enormous promise of the Carvana opportunity.

Additionally, we are exploring opportunities with potential partners to expand our geographic reach and provide solutions for customers we are not best suited to serve. When coupled with attractive customer acquisition costs, we see incredible top and bottom-line potential through differentiated distribution channels.

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Letter to Shareholders: Q1 2022
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Underwriting
We are pleased to report improvement of our underwriting results in Q1. By combining our world-class technology with underwriting, we have driven meaningful improvement in the loss ratio. Our accident period loss ratio this quarter was an 81%, a 12 point sequential improvement over the 93% in Q4’21. This reflects a combination of favorable seasonality, as the first quarter is a lower loss ratio quarter, as well as continued improvement in our underlying book. Due to Root’s ability to recognize and respond to market trends early and support requested rate increases with substantial data, we have driven loss ratio improvement quicker than most. We are taking further action to improve our underwriting results by significantly reducing new writings in states where we are not profitable and continuing to drive further rate action.

Gross accident period loss ratio
Seasoned state loss ratio

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Letter to Shareholders: Q1 2022
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We are frequently asked how our technology improves the rate filings process. First, we have built a self-service environment allowing pricing actuaries and state management teams across the company immediate access to data without the need to consume engineering resources. Roughly 85% of our workflows for rating change analysis are fully automated. This allows us to quickly and efficiently make improvements to our pricing models in an effort to better predict losses. These models optimize ratings variables, giving us the ability to better understand losses on a segmented basis. Second, we are able to quickly implement the new models into our rating plan. This allows us to provide departments of insurance with real-time data to support current rate needs, as well as respond quickly to any follow-up questions. And third, once approved, we are able to ship new ratings plans immediately, promptly getting the needed rate into the market.

Year-to-date, we have implemented 18 rate increases with a weighted average rate of roughly 19%. Recognizing trends early gives us the ability to react quickly through our technology and is starting to be reflected through improvement in our loss ratio. Furthermore, the vast majority of these rate increases included material segmentation improvements through new rating variables, increased data, and improved modeling techniques and not just simple rate increases. This demonstrates the power of our rating engine.

% Drivers in force in top quartile of U.S. drivers
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Letter to Shareholders: Q1 2022
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% Drivers in force in bottom quartile of U.S. drivers
Increased rigor in our underwriting process and rate action in response to inflationary pressures have contributed to a decline in gross written premium of 8% compared with top-line growth of 23% in Q1’21. The decline was additionally driven by a significant decrease in marketing spend, partially offset by an industry-wide uptick in shopping behavior. These actions position the company for profitable unit economics and sustainable, long-term growth in the years ahead.

Improving Financial Performance
Root continues to execute on our path to profit. Operating changes across the business have resulted in a 23% reduction in non-loss and LAE expenses sequentially, and 42% compared with Q1’21. At the same time, through underwriting and rate, we have reduced our accident period loss ratio to 81%. Together these actions have resulted in a 25% decline in operating loss when compared with Q1’21.

We continue to find efficiencies within the company to reduce capital consumption while continuing to invest in opportunities that present high return potential. We are able to recognize and quickly implement change by utilizing the power of our technology across all areas of our business: a data warehouse that was built to be a self-serve environment reduces engineering overhead, a suite of models that are able to discern highly predictive information at the account level, and a pricing engine that allows for quick reactions to changes in the loss environment, to name a few.

We ended the first quarter with $736 million of unencumbered capital, compared with roughly $450 million at the end of 2021. The increase reflects closing of the BlackRock term loan facility during the quarter, partially offset by capital consumed during the quarter. As stated last quarter, we have line of sight into profitable unit economics and capital to execute on the strategic priorities to get us there.

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Letter to Shareholders: Q1 2022
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This quarter, we introduced a new key performance indicator, Adjusted EBITDA, to provide investors with useful insight into the underlying performance of our business excluding certain non-cash, unusual or infrequent transactions. This metric shows the improvement in our cash-burn over the past few quarters.

*Reconciliation from Net Loss to Adjusted EBITDA disclosed on page 20
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Letter to Shareholders: Q1 2022
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Looking ahead
During the first quarter, Root demonstrated significant progress on the goals we set out midway through 2021. Our management team remains focused on developing our embedded insurance offering through our exclusive partnership with Carvana, further improving our insurance operations to produce profitable unit economics and prudently managing capital as we execute on our strategic priorities.

As we continue to take pricing and underwriting actions and reduce marketing costs in response to the loss cost environment, we expect gross written premium to reflect significant year-over-year declines in Q2’22. We believe these actions will materially reduce our operating loss and extend our capital runway. We expect approximately 25% improvement in operating loss for the first half of 2022 compared with the first half of 2021.

While the auto insurance market has been challenging over the last year, it has allowed Root to demonstrate the power of our differentiated model. By leveraging technology advantages and delivering an elevated customer experience, we have a fundamental structure that is built to last.

We remain grateful to our employees, who drive Root’s mission with passion and determination every day, our customers for their trust, and our shareholders for their continued support.

Alex Timm                 Daniel Rosenthal            Rob Bateman
Co-Founder & CEO             CRO & COO                CFO
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Letter to Shareholders: Q1 2022
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Non-GAAP financial measures
This letter and statements made during the above referenced webcast may include information relating to Adjusted Gross Profit (Loss), Direct Contribution and Adjusted EBITDA, which are "non-GAAP financial measures." These non-GAAP financial measures have not been calculated in accordance with generally accepted accounting principles in the United States, or GAAP, and should be considered in addition to results prepared in accordance with GAAP, GAAP Gross Profit (Loss), and should not be considered as a substitute for, or superior to, GAAP results.

In addition, Adjusted Gross Profit (Loss), Direct Contribution and Adjusted EBITDA should not be construed as indicators of our operating performance, liquidity, or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Therefore, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.

Our management uses these non-GAAP financial measures, in conjunction with GAAP financial measures, as an integral part of managing our business and to, among other things: (1) monitor and evaluate the performance of our business operations and financial performance, (2) facilitate internal comparisons of the historical operating performance of our business operations, (3) facilitate external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt level, (4) review and assess the operating performance of our management team, (5) analyze and evaluate financial and strategic planning decisions regarding future operating investments, and (6) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

For more information regarding the non-GAAP financial measures discussed in this release, please see “Non-GAAP financial measures” and “Reconciliation of GAAP to non-GAAP financial measures” below.
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Letter to Shareholders: Q1 2022
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Forward-looking statements
This letter contains—and statements made during the above-referenced webcast will contain— forward-looking statements relating to, among other things, the future performance of Root and its consolidated subsidiaries that are based on Root’s current expectations, forecasts, and assumptions, and involve risks and uncertainties.
These include, but are not limited to, statements regarding:

•Our expected financial results for 2022
•Our ability to retain existing customers, acquire new customers, and expand our customer reach
•Our expectations regarding our future financial performance, including total revenue, gross profit, adjusted gross profit, direct contribution, adjusted EBITDA, gross loss ratio, marketing costs and costs of customer acquisition, gross LAE ratio, quota share levels, and expansion of our renewal premium base
•The impact of the ongoing COVID-19 pandemic on our business and financial performance
•The accuracy and efficiency of our telematics and behavioral data, and our ability to gather and leverage additional data
•Our ability to develop a fully embedded insurance offering
•Our ability to drive a significant long-term competitive advantage through our partnership with Carvana
•Our ability to deliver a vertically integrated customer experience
•Our ability to materially improve retention rates
•Our ability to release new products and features and the timing and effectiveness of those releases, including our new Algorithm Version 4.0 and McModel 4.1
•Our ability to underwrite risks accurately and charge profitable rates
•Our ability to drive improved conversion and decrease the costs of customer acquisition with improved customer characteristics
•Our goal to be licensed in all states in the United States and the timing of obtaining additional licenses and launching in new states
•Our ability to operate a “capital-light” business and obtain and maintain reinsurance contracts
•Our ability to realize economies of scale and grow margins
•Our ability to expand our distribution channels through additional partnership relationships, independent agencies, digital media, and referrals
•Our ability to protect our intellectual property and any costs associated therewith
•Our ability to expand domestically and internationally
•Our ability to develop products that utilize our telematics to drive better customer satisfaction and retention
•Our ability to develop an autonomous claims experience
•Our ability to take rate action early and react to changing environments

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Letter to Shareholders: Q1 2022
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Root’s actual results could differ materially from those predicted or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance.

Factors that could cause or contribute to such differences also include, but are not limited to, those factors that could affect Root’s business, operating results, and stock price included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Root’s 2021 Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and other filings filed with the SEC at http://ir.joinroot.com or the SEC’s website at www.sec.gov.

Undue reliance should not be placed on the forward-looking statements in this letter or the above-referenced webcast, which are based on information available to Root on the date hereof. Such forward-looking statements do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof. We assume no obligation to update such statements.

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Letter to Shareholders: Q1 2022
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Financial statements

ROOT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
	As of
	March 31,	December 31,
	2022	2021
	(in millions, except par value )
Assets
Investments:
Fixed maturities available-for sale, at fair value (amortized cost: $132.4 and $129.5 at March 31, 2022 and December 31, 2021, respectively)	$129.1	$129.9
Short-term investments (amortized cost: $0.5 and zero at March 31, 2022 and December 31, 2021, respectively)	0.5	—
Other investments	4.4	4.7
Total investments	134.0	134.6
Cash and cash equivalents	934.7	706.0
Restricted cash	1.0	1.0
Premiums receivable, net of allowance of $3.8 and $5.4 at March 31, 2022 and December 31, 2021, respectively	157.1	148.1
Reinsurance recoverable and receivable, net of allowance of $0.1 and $0.2 at March 31, 2022 and December 31, 2021, respectively	159.4	155.0
Prepaid reinsurance premiums	106.7	100.8
Other assets	70.3	73.8
Total assets	$1,563.2	$1,319.3
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity
Liabilities:
Loss and loss adjustment expense reserves	$308.4	$320.2
Unearned premiums	192.5	180.1
Long-term debt and warrants	290.8	—
Reinsurance premiums payable	126.5	101.6
Accounts payable and accrued expenses	23.8	29.1
Other liabilities	40.5	39.9
Total liabilities	982.5	670.9
Commitments and Contingencies
Redeemable convertible preferred stock, $0.0001 par value, 100.0 shares authorized, 14.1 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively (liquidation preference of $126.5)	112.0	112.0
Stockholders’ equity:
Class A common stock, $0.0001 par value, 1,000.0 shares authorized, 154.9 and 142.9 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	—	—
Class B common stock, $0.0001 par value, 269.0 shares authorized, 99.5 and 109.9 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	—	—
Additional paid-in capital	1,818.5	1,806.1
Accumulated other comprehensive (loss) income	(3.3)	0.4
Accumulated loss	(1,346.5)	(1,270.1)
Total stockholders’ equity	468.7	536.4
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$1,563.2	$1,319.3
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Letter to Shareholders: Q1 2022
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ROOT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS - UNAUDITED

	Three Months Ended March 31,
	2022	2021
	(in millions, except per share data)
Revenues:
Net premiums earned	$78.3	$59.1
Net investment income	0.6	0.9
Net realized gains on investments	1.2	2.4
Fee and other income	5.3	6.2
Total revenues	85.4	68.6
Operating expenses:
Loss and loss adjustment expenses	96.7	59.9
Sales and marketing	14.7	68.4
Other insurance expense	1.0	2.4
Technology and development	13.9	13.8
General and administrative	30.0	18.4
Total operating expenses	156.3	162.9
Operating loss	(70.9)	(94.3)
Interest expense	(5.5)	(5.3)
Loss before income tax expense	(76.4)	(99.6)
Income tax expense	—	—
Net loss	(76.4)	(99.6)
Other comprehensive loss:
Changes in net unrealized losses on investments	(3.7)	(3.5)
Comprehensive loss	$(80.1)	$(103.1)
Loss per common share: basic and diluted (both Class A and B)	$(0.30)	$(0.40)
Weighted-average common shares outstanding: basic and diluted (both Class A and B)	251.7	247.1
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Letter to Shareholders: Q1 2022
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ROOT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
	Three Months Ended March 31,
	2022	2021
	(in millions)
Cash flows from operating activities:
Net loss	$(76.4)	$(99.6)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	6.6	2.3
Warrant compensation expense	5.3	—
Depreciation and amortization	3.6	3.5
Bad debt expense	4.6	4.7
Payment-in-kind interest expense	—	2.4
Net realized gains on investments	(1.2)	(2.4)
Changes in operating assets and liabilities:
Premiums receivable	(13.6)	(35.6)
Reinsurance recoverable and receivable	(4.4)	(5.2)
Prepaid reinsurance premiums	(5.9)	11.5
Other assets	4.9	2.0
Losses and loss adjustment expenses reserves	(11.8)	3.5
Unearned premiums	12.4	42.3
Reinsurance premiums payable	24.9	(23.4)
Accounts payable and accrued expenses	(0.4)	2.5
Other liabilities	0.2	0.6
Net cash used in operating activities	(51.2)	(90.9)
Cash flows from investing activities:
Purchases of investments	(8.5)	—
Proceeds from maturities, call and pay downs of investments	4.3	13.1
Sales of investments	1.9	70.2
Capitalization of internally developed software	(2.7)	(1.6)
Purchases of fixed assets	—	(0.4)
Purchases of indefinite-lived intangible assets and transaction costs	(1.3)	—
Net cash (used in) provided by investing activities	(6.3)	81.3
Cash flows from financing activities:
Proceeds from exercise of stock options and restricted stock units, net of tax proceeds/(withholding)	0.2	3.3
Proceeds from issuance of debt and related warrants, net of issuance costs	286.0	—
Repayments of long-term debt	—	(0.2)
Net cash provided by financing activities	286.2	3.1
Net increase (decrease) in cash, cash equivalents and restricted cash	228.7	(6.5)
Cash, cash equivalents and restricted cash at beginning of period	707.0	1,113.8
Cash, cash equivalents and restricted cash at end of period	$935.7	$1,107.3

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Letter to Shareholders: Q1 2022
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Supplemental financial information

ROOT, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS - UNAUDITED

	Three Months Ended March 31,
	2022	2021	2020
	(dollars in millions, except Premiums per Policy)
Policies in force
Auto	335,273	360,290	334,209
Renters	8,351	8,835	3,163
Premiums per policy
Auto	$1,040	$958	$889
Renters	$140	$140	$133
Premiums in force
Auto	$697.4	$690.3	$594.2
Renters	$1.2	$1.2	$0.4
Gross written premium(1)	$187.2	$202.5	$164.2
Gross earned premium(1)	$174.7	$160.2	$143.9
Gross profit/(loss)	$(12.3)	$6.3	$(17.2)
Gross margin	(14.4)%	9.2%	(13.9)%
Adjusted gross profit/(loss)	$(5.5)	$17.0	$(8.7)
Direct contribution	$6.4	$26.6	$(11.0)
Adjusted EBITDA	$(51.2)	$(90.2)	$(72.5)
Ratio of adjusted gross profit/(loss) to total revenue	(6.4)%	24.8%	(7.0)%
Ratio of adjusted gross profit/(loss) to gross earned premium	(3.1)%	10.6%	(6.0)%
Ratio of direct contribution to total revenue	7.5%	38.8%	(8.9)%
Ratio of direct contribution to gross earned premium	3.7%	16.6%	(7.6)%
Gross loss ratio	84.1%	70.9%	92.8%
Gross LAE ratio	9.1%	9.8%	10.8%
Gross accident period loss ratio	81.4%	76.2%	79.2%
_____________
(1) Includes premiums assumed from the fronting carrier that commenced in August 2021. Assumed written premium and assumed earned premium for the three months ended March 31, 2022 was $13.7 million and $9.2 million, respectively. Prior to the fronting carrier commencement, we did not assume any premiums.

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Letter to Shareholders: Q1 2022
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ROOT, INC. AND SUBSIDIARIES
RECONCILIATION OF TOTAL REVENUE TO GROSS PROFIT/(LOSS), ADJUSTED GROSS PROFIT/(LOSS) AND DIRECT CONTRIBUTION - UNAUDITED
	Three Months Ended March 31,
	2022	2021	2020
	(dollars in millions)
Total revenue	$85.4	$68.6	$124.0
Loss and loss adjustment expenses	(96.7)	(59.9)	(129.9)
Other insurance expense	(1.0)	(2.4)	(11.3)
Gross profit/(loss)	$(12.3)	$6.3	$(17.2)
Gross margin	(14.4)%	9.2%	(13.9)%
Less:
Net investment income	$(0.6)	$(0.9)	$(1.9)
Net realized gains on investments	(1.2)	(2.4)	—
Adjustments from other insurance expense(1)	8.6	14.0	10.4
Adjusted gross profit/(loss)	(5.5)	17.0	(8.7)
Ceded earned premium	96.4	101.1	26.1
Ceded loss and LAE	(66.2)	(69.3)	(19.1)
Net ceding commission and other(2)	(18.3)	(22.2)	(9.3)
Direct contribution	6.4	26.6	(11.0)
Gross earned premium	$174.7	$160.2	$143.9
Ratio of adjusted gross profit/(loss) to total revenue	(6.4)%	24.8%	(7.0)%
Ratio of adjusted gross profit/(loss) to gross earned premium	(3.1)%	10.6%	(6.0)%
Ratio of direct contribution to total revenue	7.5%	38.8%	(8.9)%
Ratio of direct contribution to gross earned premium	3.7%	16.6%	(7.6)%
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(1) Adjustments from other insurance expense includes report costs, personnel costs, allocated overhead, licenses, professional fees and other.
(2) Net ceding commission and other is comprised of ceding commissions received in connection with reinsurance ceded, partially offset by sliding scale commission adjustments and amortization of excess ceding commission, and other impacts of reinsurance.

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Letter to Shareholders: Q1 2022
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ROOT, INC. AND SUBSIDIARIES
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA - UNAUDITED
	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,	March 31,
	2022	2021	2021	2021	2021	2020
	(dollars in millions)
Net loss	$(76.4)	$(109.9)	$(133.0)	$(178.6)	$(99.6)	$(105.6)
Adjustments:
Interest expense	5.0	1.6	4.4	4.8	3.6	3.7
Income tax expense	—	—	—	—	—	—
Depreciation and amortization	2.6	5.6	$3.8	$3.7	3.5	3.7
Loss on early extinguishment of debt	—	15.9	—	—	—	—
Share-based compensation	4.5	4.6	7.5	4.9	2.3	0.6
Tender offer	—	—	—	—	—	25.1
Warrant compensation expense	5.3	8.8	—	—	—	—
Restructuring charges(1)	7.8	—	$—	$—	—	—
Adjusted EBITDA	$(51.2)	$(73.4)	$(117.3)	$(165.2)	$(90.2)	$(72.5)
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(1) Restructuring costs includes severance, benefits, related costs and real estate exit costs comprising of accelerated amortization of certain right of use assets, leasehold improvements, furniture and fixtures. This includes $2.1M of share-based compensation and $1.0M in depreciation and amortization for the three months ended March 31, 2022.
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Letter to Shareholders: Q1 2022
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ROOT, INC. AND SUBSIDIARIES
WRITTEN AND EARNED PREMIUM - UNAUDITED
	Three Months Ended March 31,
	2022	2021
	(dollars in millions)
Gross written premium	$187.2	$202.5
Ceded written premium	(102.4)	(89.6)
Net written premium	84.8	112.9

Gross earned premium	174.7	160.2
Ceded earned premium	(96.4)	(101.1)
Net earned premium	$78.3	$59.1

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